ALPHARMA INC.
          Consolidated Statement of Income (Unaudited)
              (In thousands, except per share data)

                         Three Months Ended   Nine Months Ended
                           September 30,        September 30,
                          2000      1999(1)   2000(2)   1999(1)
Total revenue           $252,634   $199,829  $662,751   $517,995
  Cost of sales         139,461    106,972   360,460    283,970
Gross profit            113,173    92,857    302,291    234,025
  Selling, general &      71,757    64,664   203,147    167,478
admin. exp.
Operating income        41,416     28,193    99,144     66,547
  Interest expense      (11,324)   (11,257)  (35,237)   (27,580)
  Other, net
                        (511)      (673)     (4,420)    248
Income before income    29,581     16,263    59,487     39,215
taxes
  Provision for income     9,286      5,890    19,783     14,276
taxes
Net income              $  20,295  $ 10,373  $  39,704  $24,939


Avge common shares
outstanding:
  Basic                 37,615     27,555    33,255     27,439
  Diluted (3)           50,343     34,692    45,780     34,558

Earnings per common
share:
  Basic                 $ 0.54     $ 0.38     $1.19    $   0.91
  Diluted               $ 0.48     $ 0.35     $1.11      $ 0.88


(1)  Restated
(2) Includes one-time charges in the 2nd quarter of $6,130 pre-tax ($4,026 after tax) or $.09 per share related to the acquisition and interim financing of Roche MFA. The $6,130 of charges increased cost of sales by $1,000, selling, general and administrative expenses by $400 and other, net by $4,730.
(3) Includes shares assumed issued under the if-converted method for the convertible notes.


              Consolidated Condensed Balance Sheet
                          (In thousands)

                                September 30,     December
                                     2000         31,1999
                                 (unaudited)     (Restated)
Current assets                  $  611,342     $   381,872
Non-current assets                 993,810        778,394
     Total assets               $1,605,152     $1,160,266

Current liabilities             $   196,845    $   164,276
Long-term debt:
  Senior                        159,997        225,110
  Convertible subordinated      371,826        366,674
notes
Deferred taxes and other        53,668         52,273
Stockholders' equity             822,816          351,933
     Total liabilities and      $1,605,152     $1,160,266
stockholders' equity